CARMAX REPORTS FIRST QUARTER FISCAL 2024 RESULTS

Richmond, Va., June 23, 2023 – CarMax, Inc. (NYSE:KMX) today reported results for the first quarter ended May 31, 2023.

Highlights:

•Net revenues were $7.7 billion, down 17.4% compared with the prior year first quarter.

•Retail used unit sales declined 9.6%, and comparable store used unit sales declined 11.4%, each from the prior year’s first quarter; wholesale units declined 13.6% from the prior year’s first quarter.

•Delivered strong margins in retail and wholesale; gross profit per retail used unit of $2,361 and gross profit per wholesale unit of $1,042, both in line with the prior year’s first quarter.

•SG&A of $559.8 million decreased 14.8% or $96.9 million from last year’s first quarter, driven by the receipt of proceeds related to a favorable legal settlement as well as continued active cost management; excluding the effects of the $59.3 million legal settlement, SG&A decreased 5.7% or $37.6 million.

•Bought 343,000 vehicles from consumers and dealers, down 5.2% versus last year’s first quarter, and sequentially up 31.1% from last year’s fourth quarter.

•CarMax Auto Finance (CAF) income of $137.4 million, down 32.8% from the prior year first quarter due to compression in the net interest margin percentage and a higher provision for loan losses, partially offset by an increase in average managed receivables.

•Net earnings per diluted share of $1.44, down from $1.56 a year ago; the current year’s quarter included a $0.28 benefit in connection with a legal settlement.
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CarMax, Inc.

CEO Commentary:

“Our deliberate actions are driving improved trends in the business, despite the challenging macro environment. Our unit performance in used, wholesale and consumer and dealer buys all improved sequentially from the year-over-year trends in the second half of fiscal year 2023. We also continued to deliver strong retail and wholesale gross profit per unit along with SG&A reductions,” said Bill Nash, president and chief executive officer. “We are prioritizing projects that drive operating efficiencies and create better experiences for our associates and customers. We believe these steps will enable us to come out of this cycle leaner and more effective, while also positioning us for future growth.”

First Quarter Business Performance Review:

Sales. Combined retail and wholesale used vehicle unit sales were 378,972, a decrease of 11.3% from the prior year’s first quarter. Online retail sales(1) accounted for 14% of retail unit sales, compared with 11% in the first quarter of last year. Revenue from online transactions(2), including retail and wholesale unit sales, was $2.4 billion, or approximately 31% of net revenues, consistent with last year’s first quarter.

Total retail used vehicle unit sales declined 9.6% to 217,924 compared to the prior year’s first quarter. Comparable store used unit sales declined 11.4% from the prior year’s first quarter, an improvement from the 22.4% and 14.1% year-over-year declines during last year’s third and fourth quarters. We believe vehicle affordability challenges continued to impact our first quarter unit sales performance, as headwinds remained due to widespread inflationary pressures, higher interest rates, tightening lending standards and prolonged low consumer confidence. Total retail used vehicle revenues decreased 14.4% compared with the prior year’s first quarter, driven by the decrease in retail used units sold as well as a decrease in average retail selling price, which declined approximately $1,600 per unit, or 5.5%.

Total wholesale vehicle unit sales decreased 13.6% to 161,048 versus the prior year’s first quarter, an improvement from the 36.7% and 19.3% year-over-year declines during last year’s third and fourth quarters, as our total buys from consumers and dealers improved sequentially. Total wholesale revenues decreased 28.5% compared with the prior year’s first quarter due to a decrease in the average wholesale selling price of approximately $2,000 per unit or 17.9% and the decrease in wholesale units sold.

We bought 343,000 vehicles from consumers and dealers, down 5.2% versus last year’s first quarter, an improvement from the 39.8% and 22.5% year-over-year declines during last year’s third and fourth quarters. 323,000 of these vehicles were bought from consumers, down 6.5% over last year’s results. The remaining 20,000 of these vehicles were bought through dealers, up 20.1% to last year’s results.

Other sales and revenues declined by 5.2% compared with the first quarter of fiscal 2023, representing a decrease of $9.4 million. The decrease was primarily driven by a $5.3 million decline in extended protection plan (EPP) revenues reflecting the effect of the decline in retail unit sales, partially offset by stronger margins. Third-party finance income also declined $3.1 million as lower Tier 2 volume, for which we generally receive a fee, was partially offset by a reduction in Tier 3 volume, for which we pay a fee.

Gross Profit. Total gross profit was $817.4 million, down 6.6% versus last year’s first quarter. Retail used vehicle gross profit declined 8.7%, reflecting the decline in retail unit sales. Retail gross profit per used unit was $2,361, in line with last year’s first quarter.

Wholesale vehicle gross profit decreased 12.4% versus the prior year’s quarter, reflecting lower wholesale unit volume. Gross profit per unit was consistent with the prior year’s first quarter at $1,042.

Other gross profit increased 12.2% largely reflecting a $26 million year-over-year improvement in service gross profit driven by the efficiency and cost coverage measures that we have put in place. Partially offsetting the service improvement was a decline in EPP profit and third-party finance income, as discussed above.

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CarMax, Inc.

SG&A. Compared with the first quarter of fiscal 2023, SG&A expenses decreased 14.8% to $559.8 million. The current quarter SG&A included a benefit of $59.3 million, representing our receipt of settlement proceeds in a class action lawsuit related to the economic loss associated with vehicles containing Takata airbags. Excluding this item, SG&A expenses declined 5.7% or $37.6 million. This reduction reflects the continuation of our cost and efficiency efforts related to staffing and marketing. The change in SG&A was also positively impacted by favorability related to non-CAF uncollectible receivables. Partially offsetting these items was an increase in stock-based compensation expense related to changes in the company’s share price. SG&A as a percent of gross profit decreased to 68.5% in the first quarter compared to 75.0% in the prior year’s first quarter. Excluding the legal settlement, SG&A as a percent of gross profit was 75.7%, relatively flat to the prior year’s first quarter.

CarMax Auto Finance.(3) CAF income decreased 32.8% to $137.4 million, driven by the decline in CAF’s net interest margin percentage and a $23.1 million year-over-year increase in the provision for loan losses, which outweighed the growth in CAF’s average managed receivables. This quarter’s provision was $80.9 million compared to $57.8 million in the prior year’s first quarter.

As of May 31, 2023, the allowance for loan losses was 3.11% of ending managed receivables, up from 3.02% as of February 28, 2023. The increase in the allowance percentage primarily reflected the effect of unfavorable performance within CAF’s portfolio as well as the uncertain macroeconomic environment. CAF has continued to tighten its underwriting standards in response to the current environment.

CAF’s total interest margin percentage, which represents the spread between interest and fees charged to consumers and our funding costs, was 6.1% of average managed receivables, down from the 10-year peak of 7.5% in the prior year’s first quarter, as increases in our customer rates were offset by the rising cost of funds. Year-over-year performance was also negatively impacted by the mark-to-market effects of our derivative instruments not designated as hedges for accounting purposes. After the effect of 3-day payoffs, CAF financed 42.7% of units sold in the current quarter, up from 39.3% in the prior year’s first quarter. CAF’s weighted average contract rate increased to 11.1% in the quarter up from 10.9% in last year’s fourth quarter and 9.0% in the first quarter last year.

Share Repurchase Activity. During the first quarter of fiscal 2024, we did not repurchase any shares of common stock pursuant to our share repurchase program. As of May 31, 2023, we had $2.45 billion remaining available for repurchase under the outstanding authorization. We remain committed to returning capital to shareholders over time and may resume share repurchases in the future at any time depending upon market conditions and our capital needs, among other factors.

Store Openings. During the first quarter of fiscal 2024, we opened one new retail location in Winchester, Virginia. In fiscal year 2024, we plan to open a total of five new stores across the country and our first offsite production location in the Atlanta metro market.

(1)    An online retail unit sale is defined as a sale where the customer completes all four of these major transactional activities remotely: reserving the vehicle; financing the vehicle, if needed; trading-in or opting out of a trade in; and creating a remote sales order.
(2)    Revenue from online transactions is defined as revenue from retail sales that qualify for an online retail sale, as well as any EPP and third-party finance contribution, wholesale sales where the winning bid was an online bid, and all revenue earned by Edmunds.
(3)    Although CAF benefits from certain indirect overhead expenditures, we have not allocated indirect costs to CAF to avoid making subjective allocation decisions.
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CarMax, Inc.

Supplemental Financial Information
Amounts and percentage calculations may not total due to rounding.

Sales Components

	Three Months Ended May 31
(In millions)	2023	2022	Change
Used vehicle sales	$6,001.5	$7,014.5	(14.4)%
Wholesale vehicle sales	1,514.4	2,116.5	(28.5)%
Other sales and revenues:
Extended protection plan revenues	111.2	116.5	(4.6)%
Third-party finance income, net	0.3	3.4	(90.4)%
Advertising & subscription revenues (1)	31.4	34.4	(8.8)%
Other	28.3	26.3	7.6%
Total other sales and revenues	171.2	180.6	(5.2)%
Total net sales and operating revenues	$7,687.1	$9,311.6	(17.4)%

(1)    Excludes intersegment revenues that have been eliminated in consolidation.

Unit Sales

	Three Months Ended May 31
	2023	2022	Change
Used vehicles	217,924	240,950	(9.6)%
Wholesale vehicles	161,048	186,307	(13.6)%

Average Selling Prices

	Three Months Ended May 31
	2023	2022	Change
Used vehicles	$27,258	$28,844	(5.5)%
Wholesale vehicles	$9,024	$10,996	(17.9)%

Vehicle Sales Changes

	Three Months Ended May 31
	2023	2022
Used vehicle units	(9.6)%	(11.0)%
Used vehicle revenues	(14.4)%	13.9%

Wholesale vehicle units	(13.6)%	2.7%
Wholesale vehicle revenues	(28.5)%	54.0%

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CarMax, Inc.

Comparable Store Used Vehicle Sales Changes (1)

	Three Months Ended May 31
	2023	2022
Used vehicle units	(11.4)%	(12.7)%
Used vehicle revenues	(16.2)%	11.6%

(1)    Stores are added to the comparable store base beginning in their fourteenth full month of operation. Comparable store calculations include results for a set of stores that were included in our comparable store base in both the current and corresponding prior year periods.

Used Vehicle Financing Penetration by Channel (Before the Impact of 3-day Payoffs) (1)

	Three Months Ended May 31
	2023	2022
CAF (2)	45.5%	43.3%
Tier 2 (3)	20.4%	25.2%
Tier 3 (4)	6.7%	7.1%
Other (5)	27.4%	24.4%
Total	100.0%	100.0%

(1)     Calculated as used vehicle units financed for respective channel as a percentage of total used units sold.
(2)    Includes CAF's Tier 2 and Tier 3 loan originations, which represent less than 2% of total used units sold.
(3)     Third-party finance providers who generally pay us a fee or to whom no fee is paid.
(4)     Third-party finance providers to whom we pay a fee.
(5)     Represents customers arranging their own financing and customers that do not require financing.

Selected Operating Ratios

	Three Months Ended May 31
(In millions)	2023	% (1)	2022	% (1)
Net sales and operating revenues	$7,687.1	100.0	$9,311.6	100.0
Gross profit	$817.4	10.6	$875.4	9.4
CarMax Auto Finance income	$137.4	1.8	$204.5	2.2
Selling, general, and administrative expenses	$559.8	7.3	$656.7	7.1
Interest expense	$30.5	0.4	$28.8	0.3
Earnings before income taxes	$307.2	4.0	$336.6	3.6
Net earnings	$228.3	3.0	$252.3	2.7

(1)Calculated as a percentage of net sales and operating revenues.

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CarMax, Inc.

Gross Profit (1)

	Three Months Ended May 31
(In millions)	2023	2022	Change
Used vehicle gross profit	$514.6	$563.5	(8.7)%
Wholesale vehicle gross profit	167.8	191.7	(12.4)%
Other gross profit	135.0	120.2	12.2%
Total	$817.4	$875.4	(6.6)%

(1)    Amounts are net of intercompany eliminations.

Gross Profit per Unit (1)

	Three Months Ended May 31
	2023		2022
	$ per unit(2)	%(3)	$ per unit(2)	%(3)
Used vehicle gross profit per unit	$2,361	8.6	$2,339	8.0
Wholesale vehicle gross profit per unit	$1,042	11.1	$1,029	9.1
Other gross profit per unit	$619	78.8	$499	66.6

(1)    Amounts are net of intercompany eliminations. Those eliminations had the effect of increasing used vehicle gross profit per unit and wholesale vehicle gross profit per unit and decreasing other gross profit per unit by immaterial amounts.
(2)    Calculated as category gross profit divided by its respective units sold, except the other category, which is divided by total used units sold.
(3)    Calculated as a percentage of its respective sales or revenue.

SG&A Expenses (1)

	Three Months Ended May 31
(In millions)	2023	2022	Change
Compensation and benefits:
Compensation and benefits, excluding share-based compensation expense	$330.7	$345.3	(4.2)%
Share-based compensation expense	35.3	22.2	58.8%
Total compensation and benefits (2)	$366.0	$367.5	(0.4)%
Occupancy costs	66.2	65.8	0.5%
Advertising expense	71.9	88.9	(19.2)%
Other overhead costs (3)	55.7	134.5	(58.5)%
Total SG&A expenses	$559.8	$656.7	(14.8)%
SG&A as a % of gross profit	68.5%	75.0%	(6.5)%

(1)    Amounts are net of intercompany eliminations.
(2)    Excludes compensation and benefits related to reconditioning and vehicle repair service, which are included in cost of sales.
(3)    Includes IT expenses, non-CAF bad debt, preopening and relocation costs, insurance, charitable contributions, travel and other administrative expenses.

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CarMax, Inc.

Components of CAF Income and Other CAF Information

	Three Months Ended May 31
(In millions)	2023	% (1)	2022	% (1)
Interest margin:
Interest and fee income	$400.5	9.4	$346.7	8.8
Interest expense	(142.6)	(3.4)	(48.8)	(1.2)
Total interest margin	257.9	6.1	297.9	7.5
Provision for loan losses	(80.9)	(1.9)	(57.8)	(1.5)
Total interest margin after provision for loan losses	177.0	4.2	240.1	6.1
Total direct expenses	(39.6)	(0.9)	(35.6)	(0.9)
CarMax Auto Finance income	$137.4	3.2	$204.5	5.2

Total average managed receivables	$17,003.4		$15,817.0
Net loans originated	$2,340.4		$2,446.8
Net penetration rate	42.7%		39.3%
Weighted average contract rate	11.1%		9.0%

Ending allowance for loan losses	$535.4		$458.2

Warehouse facility information:
Ending funded receivables	$4,241.6		$3,629.9
Ending unused capacity	$1,358.4		$1,770.1

(1)Annualized percentage of total average managed receivables.

Earnings Highlights

	Three Months Ended May 31
(In millions except per share data)	2023	2022	Change
Net earnings	$228.3	$252.3	(9.5)%
Diluted weighted average shares outstanding	158.6	161.8	(2.0)%
Net earnings per diluted share	$1.44	$1.56	(7.7)%

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CarMax, Inc.

Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, June 23, 2023. Domestic investors may access the call at 1-800-274-8461 (international callers dial 1-203-518-9814). The conference I.D. for both domestic and international callers is 3171396. A live webcast of the call will be available on our investor information home page at investors.carmax.com.

A replay of the webcast will be available on the company’s website at investors.carmax.com through September 27, 2023, or via telephone (for approximately one week) by dialing 1-800-688-7036 (or 1-402-220-1346 for international access) and entering the conference ID 3171396.

Second Quarter Fiscal 2024 Earnings Release Date

We currently plan to release results for the second quarter ending August 31, 2023, on Thursday, September 28, 2023, before the opening of trading on the New York Stock Exchange. We plan to host a conference call for investors at 9:00 a.m. ET on that date. Information on this conference call will be available on our investor information home page at investors.carmax.com in early September 2023.

About CarMax

CarMax, the nation’s largest retailer of used autos, revolutionized the automotive retail industry by driving integrity, honesty and transparency in every interaction. The company offers a truly personalized experience with the option for customers to do as much, or as little, online and in-store as they want. During the fiscal year ended February 28, 2023, CarMax sold approximately 810,000 used vehicles and 590,000 wholesale vehicles at its auctions. In addition, CarMax Auto Finance originated nearly $9 billion in receivables during fiscal 2023, adding to its nearly $17 billion portfolio. CarMax has over 240 stores, more than 30,000 associates, and is proud to have been recognized for 19 consecutive years as one of the Fortune 100 Best Companies to Work For®. CarMax is committed to making a positive impact on people, communities and the environment. Learn more in the 2023 Responsibility Report. For more information, visit www.carmax.com.

Forward-Looking Statements

We caution readers that the statements contained in this release that are not statements of historical fact, including statements about our future business plans, operations, challenges, opportunities or prospects, including without limitation any statements or factors regarding expected operating capacity, sales, inventory, market share, financial targets, revenue, margins, expenses, liquidity, loan originations, capital expenditures, debt obligations or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “positioned,” “predict,” “should,” “target,” “will” and other similar expressions, whether in the negative or affirmative. Such forward-looking statements are based upon management’s current knowledge, expectations and assumptions and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:
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•Changes in the competitive landscape and/or our failure to successfully adjust to such changes.
•Changes in general or regional U.S. economic conditions, including inflationary pressures, climbing interest rates and the potential impact of Russia’s invasion of Ukraine.
•Changes in the availability or cost of capital and working capital financing, including changes related to the asset-backed securitization market.
•Events that damage our reputation or harm the perception of the quality of our brand.
•Significant changes in prices of new and used vehicles.
•A reduction in the availability of or access to sources of inventory or a failure to expeditiously liquidate inventory.
•Our inability to realize the benefits associated with our omni-channel initiatives and strategic investments.
•Factors related to geographic and sales growth, including the inability to effectively manage our growth.
•Our inability to recruit, develop and retain associates and maintain positive associate relations.
•The loss of key associates from our store, regional or corporate management teams or a significant increase in labor costs.
•Changes in economic conditions or other factors that result in greater credit losses for CAF’s portfolio of auto loans receivable than anticipated.
•The failure or inability to realize the benefits associated with our strategic transactions.
•The effect and consequences of the Coronavirus public health crisis on matters including U.S. and local economies; our business operations and continuity; the availability of corporate and consumer financing; the health and productivity of our associates; the ability of third-party providers to continue uninterrupted service; and the regulatory environment in which we operate.
•Changes in consumer credit availability provided by our third-party finance providers.
•Changes in the availability of extended protection plan products from third-party providers.
•The performance of the third-party vendors we rely on for key components of our business.
•Adverse conditions affecting one or more automotive manufacturers, and manufacturer recalls.
•The inaccuracy of estimates and assumptions used in the preparation of our financial statements, or the effect of new accounting requirements or changes to U.S. generally accepted accounting principles.
•The failure or inability to adequately protect our intellectual property.
•The occurrence of severe weather events.
•Factors related to the geographic concentration of our stores.
•Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer, associate or corporate information.
•The failure of or inability to sufficiently enhance key information systems.
•Factors related to the regulatory and legislative environment in which we operate.
•The effect of various litigation matters.
•The volatility in the market price for our common stock.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 28, 2023, and our quarterly or current reports as filed with or furnished to the U.S. Securities and Exchange Commission. Our filings are publicly available on our investor information home page at investors.carmax.com. Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling (804) 747-0422 x7865. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

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CarMax, Inc.

Contacts:

Investors:
    David Lowenstein, Assistant Vice President, Investor Relations
    investor_relations@carmax.com, (804) 747-0422 x7865

Media:
    pr@carmax.com, (855) 887-2915

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)

	Three Months Ended May 31
(In thousands except per share data)	2023	%(1)	2022	%(1)
SALES AND OPERATING REVENUES:
Used vehicle sales	$6,001,471	78.1	$7,014,490	75.3
Wholesale vehicle sales	1,514,363	19.7	2,116,517	22.7
Other sales and revenues	171,229	2.2	180,614	1.9
NET SALES AND OPERATING REVENUES	7,687,063	100.0	9,311,621	100.0
COST OF SALES:
Used vehicle cost of sales	5,486,846	71.4	6,451,010	69.3
Wholesale vehicle cost of sales	1,346,538	17.5	1,924,850	20.7
Other cost of sales	36,289	0.5	60,370	0.6
TOTAL COST OF SALES	6,869,673	89.4	8,436,230	90.6
GROSS PROFIT	817,390	10.6	875,391	9.4
CARMAX AUTO FINANCE INCOME	137,358	1.8	204,473	2.2
Selling, general, and administrative expenses	559,837	7.3	656,740	7.1
Depreciation and amortization	58,419	0.8	55,648	0.6
Interest expense	30,466	0.4	28,775	0.3
Other (income) expense	(1,214)	—	2,099	—
Earnings before income taxes	307,240	4.0	336,602	3.6
Income tax provision	78,942	1.0	84,337	0.9
NET EARNINGS	$228,298	3.0	$252,265	2.7
WEIGHTED AVERAGE COMMON SHARES:
Basic	158,116		160,298
Diluted	158,561		161,798
NET EARNINGS PER SHARE:
Basic	$1.44		$1.57
Diluted	$1.44		$1.56

(1)    Percents are calculated as a percentage of net sales and operating revenues and may not total due to rounding.

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
	May 31	February 28	May 31
(In thousands except share data)	2023	2023	2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$264,247	$314,758	$95,313
Restricted cash from collections on auto loans receivable	506,465	470,889	531,344
Accounts receivable, net	321,994	298,783	610,587
Inventory	4,081,220	3,726,142	4,691,085
Other current assets	189,742	230,795	189,638
TOTAL CURRENT ASSETS	5,363,668	5,041,367	6,117,967
Auto loans receivable, net	16,744,865	16,341,791	15,672,605
Property and equipment, net	3,499,384	3,430,914	3,258,614
Deferred income taxes	99,770	80,740	91,305
Operating lease assets	541,908	545,677	533,355
Goodwill	141,258	141,258	141,258
Other assets	571,503	600,989	523,590
TOTAL ASSETS	$26,962,356	$26,182,736	$26,338,694

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$967,420	$826,592	$1,066,922
Accrued expenses and other current liabilities	528,596	478,964	489,619
Accrued income taxes	49,191	—	18,365
Current portion of operating lease liabilities	55,126	53,287	44,384
Current portion of long-term debt	12,305	111,859	111,517
Current portion of non-recourse notes payable	501,333	467,609	520,944
TOTAL CURRENT LIABILITIES	2,113,971	1,938,311	2,251,751
Long-term debt, excluding current portion	1,906,496	1,909,361	2,569,751
Non-recourse notes payable, excluding current portion	16,252,958	15,865,776	15,218,229
Operating lease liabilities, excluding current portion	519,184	523,828	519,818
Other liabilities	346,579	332,383	378,508
TOTAL LIABILITIES	21,139,188	20,569,659	20,938,057

Commitments and contingent liabilities
SHAREHOLDERS’ EQUITY:
Common stock, $0.50 par value; 350,000,000 shares authorized; 158,208,623 and 158,079,033 shares issued and outstanding as of May 31, 2023 and February 28, 2023, respectively	79,105	79,040	79,807
Capital in excess of par value	1,731,341	1,713,074	1,678,172
Accumulated other comprehensive income	61,330	97,869	5,892
Retained earnings	3,951,392	3,723,094	3,636,766
TOTAL SHAREHOLDERS’ EQUITY	5,823,168	5,613,077	5,400,637
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$26,962,356	$26,182,736	$26,338,694

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended May 31
(In thousands)	2023	2022
OPERATING ACTIVITIES:
Net earnings	$228,298	$252,265
Adjustments to reconcile net earnings to net cash (used in) provided by operating activities:
Depreciation and amortization	62,998	70,473
Share-based compensation expense	36,384	22,443
Provision for loan losses	80,890	57,840
Provision for cancellation reserves	24,070	31,719
Deferred income tax (benefit) provision	(7,127)	11,561
Other	2,976	5,342
Net (increase) decrease in:
Accounts receivable, net	(22,439)	(49,603)
Inventory	(355,078)	433,484
Other current assets	30,923	73,315
Auto loans receivable, net	(483,964)	(440,744)
Other assets	634	(15,154)
Net increase (decrease) in:
Accounts payable, accrued expenses and other
current liabilities and accrued income taxes	239,276	105,445
Other liabilities	(23,126)	(27,434)
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(185,285)	530,952
INVESTING ACTIVITIES:
Capital expenditures	(136,719)	(94,808)
Proceeds from disposal of property and equipment	1,171	—
Purchases of investments	(1,228)	(4,380)
Sales and returns of investments	17	150
NET CASH USED IN INVESTING ACTIVITIES	(136,759)	(99,038)
FINANCING ACTIVITIES:
Proceeds from issuances of long-term debt	98,600	1,043,100
Payments on long-term debt	(201,377)	(1,629,024)
Cash paid for debt issuance costs	(3,608)	(3,940)
Payments on finance lease obligations	(3,785)	(2,925)
Issuances of non-recourse notes payable	3,125,929	3,569,605
Payments on non-recourse notes payable	(2,706,222)	(3,272,242)
Repurchase and retirement of common stock	(3,931)	(162,974)
Equity issuances	989	3,443
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	306,595	(454,957)
Decrease in cash, cash equivalents, and restricted cash	(15,449)	(23,043)
Cash, cash equivalents, and restricted cash at beginning of year	951,004	803,618
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH AT END OF PERIOD	$935,555	$780,575

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